Exhibit 3.1(c)

                            CERTIFICATE OF AMENDMENT

                         OF CERTIFICATE OF INCORPORATION

                                OF MAGNA-LAB INC.


                Under Section 805 of the Business Corporation Law


      Pursuant to the provisions of Section 805 of the Business Corporation Law of the State of New York, the undersigned, being the President of Magna-Lab Inc., a New York Corporation (the "Corporation"), does hereby certify:

      FIRST: The name of the corporation is Magna-Lab Inc.

      SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State of New York on February 22, 1991.

      THIRD: The purpose of this amendment to the Certificate of Incorporation is to increase the authorized number of shares of Class A Common Stock of the Corporation, $.001 par value per share, from 100,000,000 to 120,000,000.

      FOURTH: To accomplish the amendment, Section 1 of ARTICLE THIRD of the Certificate of Incorporation of the Corporation, relating to the authorized number of shares of Class A Common Stock of the Corporation, is hereby amended to read as follows:

            "THIRD:

            1. The aggregate number of shares which the Corporation shall have authority to issue is one hundred twenty eight million seven hundred fifty thousand (128,750,000), divided into three classes: (i) five million (5,000,000) shares of preferred stock, $.01 par value per share (the "Preferred Stock"), and
                  (ii) three million seven hundred fifty thousand (3,750,000) Class B common shares, $.001 par value per share (the "Class B Common Stock"), and (iii) one hundred twenty million (120,000,000) shares of Class A common stock, $.001 par value per share (the "Class A Common Stock")."

      FIFTH: The foregoing amendment of the Certificate of Incorporation was authorized at a meeting of shareholders by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of the Corporation

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      entitled to vote, said authorization being subsequent to the affirmative vote of the Board of Directors.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 22nd day of October, 2001.


                                         By:      s/ John Geisel
                                             -------------------------------
                                         Name:    John Geisel
                                               -----------------------------
                                         Title:   Chief Executive Officer
                                                ----------------------------